UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
              Section 12(g) of the Securities Exchange Act of 1934
             or Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934



                              THE FOREST BANK, LLC
                              --------------------
             (Exact name of registrant as specified in its charter)



          Delaware                   333-56424                 16-1598585
          --------                   ---------                 ----------
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
      of incorporation)                                   Identification Number)


      339 East Avenue, Suite 300, Rochester, New York 14604, (716) 232-3530
      ---------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Class A-1 Membership Units
                           Class A-2 Membership Units
                           Class A-3 Membership Units
                           --------------------------
            (Title of each class of securities covered by this Form)


                           Class A-1 Membership Units
                           Class A-2 Membership Units
                           Class A-3 Membership Units
                           --------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(i)     [X]
           Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15d-6              [X]


Approximate number of holders of record as of the certification or notice date:0

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, The Forest Bank, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  March 18, 2002              THE FOREST BANK, LLC


                                   By:      /s/  Kent W. Gilges
                                        -------------------------------------
                                         Name:  Kent W. Gilges
                                         Title: President and Chief Executive
                                                Officer